Mercantile           Mercantile Tower         [Mercantile Bancorporation
        Bancorporation       P.O. Box 524              Inc. Logo]
        Inc.                 St. Louis, MO  63155-0524

        JON W. BILSTROM
        General Counsel
        314-425-8180

                                 October 19, 1995



         Board of Directors
         Mercantile Bancorporation Inc.
         P.O. Box 524
         St. Louis, Missouri  63166-0524

         Gentlemen:

                   In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 7,996,952 shares of common stock, par value $5.00 per share (collectively, the "Shares"), of Mercantile Bancorporation Inc., a Missouri corporation (the "Company"), which are to be issued by the Company upon consummation of the merger (the "Merger") of Hawkeye Bancorporation, an Iowa corporation, with and into Mercantile Bancorporation Inc. of Iowa, an Iowa corporation, I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares (together with the Proxy Statement/ Prospectus contained in such Registration Statement, and any amendments or supplements thereto, the "Registration Statement") and have reviewed such matters of law as I have deemed necessary or appropriate for this opinion. Based on such examination and review, it is my opinion that, when issued upon consummation of the Merger as contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

                   I consent to be named in the Registration Statement as the attorney who passed upon the validity of the Shares, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                            Sincerely,


                                            /s/ Jon W. Bilstrom